Exhibit 10.31

SECOND AMENDMENT TO THE

UNIVAR SUPPLEMENTAL RETIREMENT BENEFITS PLAN

(AS AMENDED AND RESTATED EFFECTIVE JULY 1, 2004)

WHEREAS, the Company has the authority to amend the Supplemental Retirement Benefits Plan (“Plan”) pursuant to Section 10; and

WHEREAS, in April 2006 amendments were made to the employment agreements for Gary Pruitt, John Sammons, Patrick Tole and David Mahon to revise the methods for calculating their benefits under the Plan; and

WHEREAS, the Company would like to amend the Plan to reflect the revised terms for calculating benefits for the foregoing executives, and to add a provision to delay benefit payouts for six (6) months for certain specified employees who incur a separation from service to the extent such delay is requires by Section 409A of the Internal Revenue Code.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the respective effective dates set forth below:

1. Effective September 1, 2006, the name of the Plan is changed to the “Univar USA Inc. Supplemental Retirement Plan”.

2. Effective May 1, 2006, the following paragraph is added to the end of Section 5 of the Plan, Benefit Amount:

Notwithstanding the above in this Section 5 of the Plan, Univar USA, Inc. may amend the Plan at any time to provide different formulas and terms for determining the amount of benefit a Participant accrues under this Plan, and such different formulas and terms may result in more or less benefits being accrued by such Participant than what would be accrued under the terms above in this Section 5 above. Any change in the formulas and terms that result (or may result) in a reduction in benefits already accrued by a Participant under the Plan at the time the amendment is adopted must be consented to by the Participant. The different formulas and terms that apply to a Participant shall be set forth in Appendix B hereto.

3. Effective January 1, 2005, the following paragraph is added to the end of Section 8 of the Plan, Date and Form of Payment, to read as follows:

Notwithstanding the foregoing, if at the time a Participant separates from service the Participant is considered a “specified employee” subject to the required six month delay in benefit payments under Code Section 409A(a)(2)(B)(i), then any annuity payments for Post-2004 Benefits that would otherwise be paid under this Section 8 within the first six (6) months after such Participant’s separation from service shall be paid in a single lump sum on (or within 15 days after) the six month anniversary of the Participant’s separation from service. After such six month anniversary, the Participant’s annuity payments shall be made on the normal schedule as elected by the Participant. Nothing in this paragraph shall change the form or timing of benefit payout if a Participant who is a specified employee dies after separation from service and before the six month anniversary of such separation from service.

4. Effective May 1, 2006, the following is added as Appendix B to the Plan:

APPENDIX B

DIFFERENT BENEFIT FORMULAS AND TERMS FOR CERTAIN PARTICIPANTS

The following are different formulas and terms that apply to determine the benefits under this Plan for the Participants set forth below. Some of the formulas and terms only apply in certain circumstances, such as after certain types of terminations of employment. None of the following special formulas and terms shall apply to the calculation of the following Participants’ benefits that are actually accrued and paid from the Univar USA Inc. Retirement Plan, although they will be used in calculating for purposes of this Plan the amount of benefits that would be accrued and payable to such Participants’ under the Univar USA Inc. Retirement Plan if Code Sections 415 and 401(a)(17) did not apply to such plan. Benefits accrued by a Participant below under this Plan will be calculated by first determining the amount he would have accrued under the Univar USA Inc. Retirement Plan if the following formulas and terms applied under such plan and the annual compensation limit under Internal Revenue Code Section 401(a)(17) and annual benefit limit under Internal Revenue Code Section 415(b) did not apply. Second, the Participant’s actual accrued benefit under the Univar USA Inc. Retirement Plan will be subtracted from the amount calculated pursuant to the preceding sentence, and the difference shall be the amount payable from this Plan.

The following formulas and terms for Mr. Pruitt, Mr. Sammons, Mr. Tole and Mr. Mahon apply only to the extent required by the respective employment agreements each of them has with Univar N.V. or Univar Inc. Thus, for example, in the event the required formulas or terms for calculating benefits under this Plan are changed through an amendment to an employment agreement, the formulas and terms under this Appendix B for the executive whose employment agreement was amended shall be considered amended in a like manner.

Gary E. Pruitt

For all purposes relating to Mr. Pruitt’s benefits under this Plan, he shall be treated as if he is two (2) years older than his actual age, regardless of the reason for his termination of employment.

In the event that Section 11.1(d) of the employment agreement between Mr. Pruitt and Univar N.V. dated July 1, 2002, as amended effective April 2, 2006 (hereinafter “Employment Agreement) applies due to the type of termination of Mr. Pruitt’s employment, the formulas and terms set forth in the following five subparagraphs shall apply in calculating his benefit under this Plan:

(1) Mr. Pruitt shall be treated as if he is five (5) years older than his actual age, and he shall be treated as if he had five (5) additional years of credited service for purposes of calculating his accrued benefit under the Plan, provided, however, that his assumed age will never be higher than 60 years of age and the credited years of service will never be more than it should have been if Mr. Pruitt had been employed with Univar Inc. until May 30, 2010.

(2) The “Earnings” used to calculate Mr. Pruitt’s retirement benefits under this Plan shall be as follows:

“Earnings” means the Employee’s base salary (including employee elective deferrals of base salary that are not includible in gross income under Code Sections 125 or 401(k) or deferrals to a nonqualified retirement plan). Earnings shall not include bonuses.

(3) The Accrued Benefit formula used to calculate Mr. Pruitt’s retirement benefits under this Plan shall be the formula stated in section 4.01 of the Univar USA Inc. Retirement Plan except that the second subsection (b)(i) (being the subsection effective for Participants who terminate employment with the Employer on or after August 1, 1999) shall be replaced with the following:

(b)(i) 3.4% of the Final Average Monthly Earnings minus .5% of the integration level multiplied by;

(4) In the event of Mr. Pruitt’s termination of employment under section 10(d) of his Employment Agreement, the definition of Final Average Monthly Earnings at Section 1.13 of the Univar USA Inc. Retirement Plan used in the calculation of Mr. Pruitt’s retirement benefits under this Plan shall be replaced with the following:

1.13 Final Average Monthly Earnings means one twelfth of the Participant’s annual rate of salary at time of termination of employment.

(5) When determining Mr. Pruitt’s retirement benefit under this Plan, in no event will the Final Average Earnings include Earnings received before July 1, 2002.

John P. Sammons

In calculating Mr. Sammons’ benefits under this Plan, he shall be treated as if he had thirty-six (36) additional months of credited service for purposes of calculating his accrued benefit under the Plan, regardless of the reason for his termination of employment with Univar Inc.

Notwithstanding the foregoing, in the event Univar Inc. terminates Mr. Sammons’ employment other than for Cause or Total Disability (as defined in his employment agreement with Univar Inc. dated February 19, 2003, as amended effective April 11, 2006, hereinafter “Employment Agreement”) or if Mr. Sammons terminates his employment for Good Reason in the absence of Cause (as such terms are defined in the Employment Agreement), and if also such termination is within twenty-four (24) months immediately following of a Change in Control (as defined in the Employment Agreement), in lieu of assuming Mr. Sammons has the thirty-six (36) additional months of credited service as described in the immediately preceding paragraph, Mr. Sammons’ retirement benefit under this Plan shall be determined using (a) the greater of Mr. Sammons’ actual age or age 62 and (b) Mr. Sammons’ years of credited service shall be determined using the greater of his actual years of credited service or years of credited service based on assumed employment with Univar Inc. to age 65.

Patrick D. Tole

In the event Univar Inc. terminates Mr. Tole’s employment other than for Cause or Total Disability (as defined in his employment agreement with Univar Inc. dated February 19, 2003, as amended effective April 11, 2006, hereinafter “Employment Agreement”) or if Mr. Tole terminates his employment for Good Reason in the absence of Cause (as such terms are defined in the Employment Agreement), and if also such termination is within twenty-four (24) months immediately following of a Change in Control (as defined in the Employment Agreement), Mr. Tole’s retirement benefit under this Plan shall be determined using (a) the greater of Mr. Tole’s actual age or age 55 and (b) Mr. Tole’s years of credited service shall be determined using the greater of his actual years of credited service or years of credited service based on assumed employment with Univar Inc. to age 55.

David Mahon

In calculating Mr. Mahon’s benefits under this Plan, all of Mr. Mahon’s periods of employment with and compensation received from Vopak Industrial Services (aka Vopak Logistics) and Strategic Chemical Management Group, LLC from August 1, 1999 to June 30, 2002 shall be considered as periods of service with and compensation received from Univar USA Inc. or Univar Inc.

Notwithstanding the foregoing, in the event Univar Inc. terminates Mr. Mahon’s employment other than for Cause or Total Disability (as defined in his employment agreement with Univar Inc. dated October 29, 2004, as amended effective April 11, 2006, hereinafter “Employment Agreement”) or if Mr. Mahon terminates Mr. Mahon’s employment for Good Reason in the absence of Cause (as such terms are defined in the Employment Agreement), and if also such termination is within twenty-four (24) months immediately following of a Change in Control (as defined in the Employment Agreement), in addition to the service and compensation credit described in the immediately preceding paragraph, Mr. Mahon’s retirement benefit under this Plan shall be determined using (a) the greater of Mr. Mahon’s actual age or age 55 and (b) Mr. Mahon’s years of credited service shall be determined using the greater of his actual years of service or years of credited service based on assumed employment with Univar Inc. to age 55.

This Second Amendment is executed this 24th day of August, 2006.

UNIVAR USA INC.

By	/s/ Warren T Hill
Warren T Hill, President